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                                                                     EXHIBIT 8.1

                                [LETTERHEAD OF]

                            CRAVATH, SWAINE & MOORE
                               [NEW YORK OFFICE]

                                                              March 10, 1999

                            Lucent Technologies Inc.
                      6.45% Debentures Due March 15, 2029

     Ladies and Gentlemen:

     We have acted as special United States tax counsel to Lucent Technologies Inc., a Delaware corporation ("Lucent"), in connection with the issuance by Lucent of U.S. $1,360,000,000 aggregate principal amount of 6.45% Debentures due March 15, 2029, and the preparation of the section of a Prospectus Supplement dated the date hereof ("Prospectus Supplement") entitled "United States Taxation of Non-United States Persons."

     In that connection, we have examined the Prospectus Supplement, the Prospectus dated April 3, 1996, the Indenture dated April 1, 1996, and such other documents and corporate records as we have deemed necessary or appropriate for purposes of this opinion.

     Based upon the foregoing and subject to the qualifications hereinafter set forth, we are of the opinion that the statements under the section of the Prospectus Supplement entitled "United States Taxation of Non-United States Persons" accurately describe the material United States Federal and estate tax consequences to Non-United States holders of the Debentures.

     Our opinion is based upon existing statutory, regulatory and judicial authority, any of which may be changed at any time with retroactive effect. Any change in applicable laws of the facts and circumstances surrounding the issuance, or any inaccuracy in the statements upon which we have relied, may affect the continuing validity of our opinion as set forth herein. We assume no responsibility to inform you of any such change or inaccuracy that may occur or come to our attention. Finally, our opinion is limited to the tax matters specifically covered hereby, and we have not been asked to address, nor have we addressed, any other tax consequences to prospective investors of acquiring, holding and disposing of the Debentures.

     We consent to the filing of this opinion with the Securities and Exchange Commission as Exhibit 8.1 to the Form S-3 Registration Statement (including Registration Statement No. 333-01223) and to the references to this opinion therein. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules or regulations of the SEC promulgated thereunder. This opinion is being provided solely for the benefit of Lucent so that Lucent may comply with its obligations under the Federal securities laws. The filing of this opinion as an exhibit to the Registration Statement and the references to such opinion and our Firm therein are not intended to create liability under applicable state law to any person other than Lucent, our client.

                                          Very truly yours,

                                          Cravath, Swaine & Moore
Lucent Technologies Inc.
  600 Mountain Avenue
     Murray Hill, NJ 07974